Exhibit 99.1

WORCESTER, Mass., October 31, 2012 -

The Hanover Insurance Group Reports

Third Quarter Results

Third Quarter Financial Highlights

•	Net income of $40.4 million, or $0.89 per diluted share; segment income after tax of $32.5 million, or $0.72 per diluted share(1)

•	Combined ratio of 100.2%; ex-catastrophe combined ratio(2) of 95.4%

•	Net investment income of $69.2 million

•	Net premiums written of $1,120.1 million, up 6.6% over the prior-year quarter, primarily driven by growth in Commercial Lines

•	Continued pricing trend improvement across all major lines

•	Repurchased approximately 283,000 of common shares for $10.0 million

•	Book value per share(3) of $61.00 at September 30, 2012, up 12.1% from September 30, 2011 and 3.7% from June 30, 2012

In millions, except per share amounts	Three months ended September 30(4)		Nine months ended September 30(4,5)
	2012	2011(3)	2012	2011(3)
Net premiums written	$1,120.1	$1,051.0	$3,334.5	$2,616.3
Segment income (loss) after taxes	32.5	(18.8)	88.5	(31.3)
per diluted share	0.72	(0.41)	1.95	(0.69)
Net income	40.4	(10.0)	110.9	(12.9)
per diluted share	0.89	(0.22)	2.44	(0.28)
Book value per share	$61.00	$54.40	$61.00	$54.40
Weighted average shares	45.2	45.3	45.4	45.4

(1)	See information about this and others footnotes throughout this press release on the final page of this document.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $40.4 million, or $0.89 per diluted share, for the third quarter of 2012, compared to a net loss of $10.0 million, or $0.22 per diluted share, in the third quarter of 2011.

Segment income after tax was $32.5 million, or $0.72 per diluted share, in the third quarter of this year, compared to a segment loss of $18.8 million, or $0.41 per diluted share, in the prior-year quarter.

Segment income before interest expense and taxes was $62.9 million in the third quarter of 2012, compared to a segment loss of $8.2 million in the third quarter of the prior year. The pre-tax net impact of catastrophes was $51.9 million in the third quarter of 2012, compared to $99.6 million in the third quarter of 2011.

“We are pleased with the progress we are making in improving our business,” said Frederick Eppinger, chief executive officer at The Hanover. “We continue to see strong rate momentum, as well as targeted new business opportunities that improve our portfolio. Overall, Commercial and Personal Lines pricing increased approximately 8% and 7% in the quarter, respectively. Our pricing and mix management strategy is now driving underlying margin improvement in property lines, where we experienced price increases reaching 10%.

“We also are pleased with the strong performance of Chaucer, which delivered solid results this quarter and demonstrated the value of our overall diversification,” he said.

“We remain steadfast in our commitment to capitalize on our key strategic objectives and to create long-term value for our shareholders, and are confident in our ability to do so,” Eppinger said. “Despite the low interest rate environment, our high quality, well-laddered investment portfolio continues to contribute meaningfully to our overall earnings. Our capital position remains strong, our balance sheet is solid, and our book value per share reached $61.00, representing a 12% increase over the past year.”

The following table provides the components of segment income after taxes:

$ in millions, except per share amounts	Three months ended September 30		Nine months ended September 30
	2012	2011	2012	2011
Pre-tax segment income (loss):
Commercial Lines	$8.1	$(22.5)	$32.6	$(29.6)
Personal Lines	14.7	(5.0)	54.5	2.5
Chaucer	42.0	19.9	97.3	19.9
Other Property and Casualty	(1.9)	(0.6)	(4.8)	(1.5)

Total	62.9	(8.2)	179.6	(5.7)
Interest expense on debt	(14.6)	(17.4)	(46.7)	(38.6)

Pre-tax segment income (loss)	48.3	(25.6)	132.9	(44.3)
Income tax (expense) benefit	(15.8)	6.8	(44.4)	13.0

Segment income (loss) after taxes	$32.5	$(18.8)	$88.5	$(31.3)

Per diluted share	$0.72	$(0.41)	$1.95	$(0.69)

Third Quarter Segment Highlights

Commercial Lines

Commercial Lines pre-tax segment income was $8.1 million in the third quarter of this year, compared to a loss of $22.5 million in the third quarter of 2011. The Commercial Lines GAAP combined ratio was 105.8% in the third quarter of 2012, compared to 113.7% in the prior-year quarter. Catastrophe losses were $17.0 million, or 3.7 points of the third quarter combined ratio in 2012, compared to $39.8 million, or 9.7 points, in the prior-year quarter. Third quarter 2012 results also reflected unfavorable prior-year loss reserve development of $4.4 million, or 1.0 point of the combined ratio, compared to favorable development of $3.6 million, or 0.9 points, in the third quarter of 2011.

The unfavorable prior-year loss reserve development in the third quarter of 2012 was primarily driven by the increase in severity of auto losses from the 2011 accident year, as well as by losses in the surety business. This was partially offset by favorable development in workers’ compensation and commercial multi-peril lines.

Commercial Lines current accident year underwriting results, excluding catastrophe losses, generated a combined ratio of 101.1% in the quarter, compared to 104.9% in the prior-year quarter. The current quarter’s results benefited from higher loss margins in most lines, partially driven by lower non-catastrophe weather losses, as well as a lower expense ratio, as a result of earned premium growth and operating efficiencies.

The following table summarizes the components of the combined ratio in Commercial Lines:

	Three months ended September 30		Nine months ended September 30
	2012	2011	2012	2011
Current accident year loss and LAE ratio, excluding catastrophe losses	63.9%	66.1%	61.7%	62.0%
Prior-year unfavorable (favorable) reserve development	1.0%	(0.9)%	1.4%	(2.2)%
Catastrophe losses	3.7%	9.7%	4.9%	11.8%

Total loss and LAE	68.6%	74.9%	68.0%	71.6%
Expense ratio(6)	37.2%	38.8%	37.4%	39.1%

Combined ratio	105.8%	113.7%	105.4%	110.7%

Combined ratio, excluding catastrophe losses	102.1%	104.0%	100.5%	98.9%
Current accident year combined ratio, excluding catastrophe losses(7)	101.1%	104.9%	99.1%	101.1%

Net premiums written were $500.0 million in the third quarter of 2012, up 14.1% from the prior-year quarter, driven by growth in both core commercial and specialty businesses. The net written premium growth reflects continued renewal price gains and increased new business flow.

Personal Lines

Personal Lines pre-tax segment income was $14.7 million in the third quarter of 2012, compared to a segment loss of $5.0 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 101.4% in the third quarter of this year, compared to 107.1% in the prior-year quarter. Catastrophe losses were $27.7 million, or 7.6 points of the third quarter combined ratio in 2012, compared to $46.2 million, or 12.7 points, in the prior-year quarter. Third quarter 2012 results also reflected prior-year unfavorable reserve development of $3.6 million, or 1.0 point of the third quarter combined ratio, driven by higher than estimated severity of auto losses, mainly from the 2011 accident year, compared to favorable reserve development of $8.5 million, or 2.3 points, in the third quarter of 2011.

Personal Lines current accident year underwriting results, excluding catastrophe losses, improved to a combined ratio of 92.8%, compared to 96.7% in the prior-year quarter. This improvement was due to lower non-catastrophe weather-related losses, as well as improved underlying profitability in the homeowners’ line, driven by rate increases.

The following table summarizes the components of the combined ratio in Personal Lines:

	Three months ended September 30		Nine months ended September 30
	2012	2011	2012	2011
Current accident year loss and LAE ratio, excluding catastrophe losses	65.8%	69.6%	64.4%	67.6%
Prior-year unfavorable (favorable) reserve development	1.0%	(2.3)%	1.4%	(2.6)%

Catastrophe losses	7.6%	12.7%	7.6%	13.6%

Total loss and LAE	74.4%	80.0%	73.4%	78.6%

Expense ratio	27.0%	27.1%	27.1%	27.0%

Combined ratio	101.4%	107.1%	100.5%	105.6%

Combined ratio, excluding catastrophe losses	93.8%	94.4%	92.9%	92.0%
Current accident year combined ratio, excluding catastrophe losses	92.8%	96.7%	91.5%	94.6%

Net premiums written were $393.7 million in the third quarter of 2012, up approximately 1% from the third quarter of 2011. The growth in the current quarter was driven by rate increases in all lines, which were partially offset by lower policies-in-force as a result of continuing exposure management actions.

Chaucer

Chaucer’s pre-tax segment income was $42.0 million in the third quarter of 2012, compared to $19.9 million in the prior-year quarter. The Chaucer GAAP combined ratio was 87.4% in the third quarter of this year, compared to 95.1% in the prior-year quarter. Catastrophe losses were $7.2 million, or 3.0 points of the third quarter combined ratio in 2012, compared to $13.6 million, or 5.6 points, in the prior-year quarter. Third quarter 2012 results also reflected prior-year favorable reserve development of $17.1 million, or 7.0 points of the combined ratio, compared to favorable reserve development of $16.6 million, or 6.8 points, in the third quarter of 2011.

Chaucer’s current accident year underwriting results, excluding catastrophe losses, improved to a combined ratio of 91.4%, compared to 96.3% in the prior-year quarter, reflecting a relatively low frequency and severity of losses in the current quarter.

The following table summarizes the components of the combined ratio in the Chaucer segment:

	Three months ended September 30		Nine months ended September 30
	2012	2011	2012
Current accident year loss and LAE ratio, excluding catastrophe losses	52.7%	57.2%	57.3%
Prior-year unfavorable (favorable) reserve development	(7.0)%	(6.8)%	(6.1)%

Catastrophe losses	3.0%	5.6%	2.4%

Total loss and LAE	48.7%	56.0%	53.6%
Expense ratio	38.7%	39.1%	37.4%

Combined ratio	87.4%	95.1%	91.0%

Combined ratio, excluding catastrophe losses	84.4%	89.5%	88.6%
Current accident year combined ratio, excluding catastrophe losses	91.4%	96.3%	94.7%

Net premiums written were $226.4 million in the third quarter 2012, up 1.8% from the prior-year quarter.

Investment Results

Net investment income was $69.2 million for the third quarter of 2012, compared to $67.8 million in the prior year period. The increase in 2012 is primarily due to the investment of Chaucer’s cash into fixed maturities during the past year and higher dividends from equity securities, partially offset by lower new money yields on fixed maturities. The average pre-tax earned yield on fixed maturities was 4.23% and 4.49% for the quarters ended September 30, 2012 and 2011, respectively.

Pre-tax net realized investment gains were $5.0 million in the third quarter of 2012, including $2.2 million of impairment charges. In the third quarter of 2011, pre-tax net realized investment gains were $8.2 million, including $6.5 million of foreign currency forward gains and $1.5 million of impairment charges.

The company held $7.9 billion in cash and invested assets at September 30 of this year. Fixed maturities and cash represented 92% of the investment portfolio. Approximately 95% of the fixed maturity portfolio is rated investment grade. Pre-tax net unrealized investment gains on the portfolio increased $178.9 million during the first nine months of 2012, to $464.3 million at September 30, 2012 from $285.4 million at December 31, 2011. During the third quarter, pre-tax net unrealized investment gains increased $85.2 million.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the three months and nine months ended September 30, 2012:

$ in millions, except per share	Three months ended September 30		Nine months ended September 30
	$ Amount	$ Per diluted share	$ Amount	$ Per diluted share
Beginning of Period Book Value	$2,617.5	$58.81	$2,484.0	$55.67
Net Income (Loss)
Continuing Operations	40.9	0.90	101.4	2.23
Discontinued Operations	(0.5)	(0.01)	9.5	0.21
Change in AOCI(8), net of tax
Change in Pension and Postretirement Related Benefits	1.6	0.04	4.6	0.10
Change in Net Unrealized Investment Gains(9)	51.8	1.17	140.6	3.18
Currency Translation Adjustment	7.5	0.17	8.4	0.19
Stock Repurchases	(10.0)	(0.22)	(20.0)	(0.45)
Dividends to Shareholders	(13.3)	(0.30)	(40.3)	(0.90)
Common Stock Activity(10)	3.9	—	11.2	—
Common Stock Net Activity, per share	—	0.44	—	0.77

End of Period Book Value	$2,699.4	$61.00	$2,699.4	$61.00

Book value per share was $61.00 at September 30, 2012, compared to $58.81 at June 30, 2012, and $54.40 at September 30, 2011, up 3.7% and 12.1%, respectively.

During the third quarter 2012, the company repurchased approximately 283,000 shares of its common stock for approximately $10 million. On October 31, 2012, the company had approximately $115 million of capacity remaining under its $500 million stock repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Thursday, November 1, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s third quarter earnings news release and statistical supplement are available in the Investors section of the company’s Web site at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “on the right path to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in the scheduled conference call regarding actions to address negative development in our domestic business, continuing positive pricing and retention trends, the expected success of pricing and underwriting actions, the ability to improve our financial performance and capitalize on growth opportunities, upgrades in the quality of our business portfolio and improvements in the market and economic environment, and statements regarding expectations and guidance for 2012 or beyond, segment income after tax and interest expense per share, expectations for future reserve development, catastrophe losses, net written premium, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, the ability to improve profitability, earnings power and returns, net investment income (including the expected reduction in investment income from lower new money yields), interest expense on debt, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, expectations for our surety businesses, AIX and professional liability, prior-year loss and loss adjustment expense reserve development and characteristics of reserve redundancy in current accident year “picks”, margin improvement, the impact of seasonality, the impact of various agency and exposure management actions on net written premiums, segment income and volatility, effective tax rates, weighted shares outstanding, returns on equity and near-term return on equity goals, the impact of foreign currency fluctuations, and statements regarding expected financial results and profitability of Chaucer Holdings plc (“Chaucer”), are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and the impact the anticipated interest rate environment will have on future net investment income, as well as any comments on future quarter catastrophe activity are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions, including uncertainties related to the upcoming U.S. elections and to the so-called “fiscal cliff”; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact of the evolving regulatory and legal environment; and (vi) those related to the integration of the Chaucer transaction and inherent in Chaucer’s business, including the adequacy of reserves and the nature of its underwriting activities.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of the company’s recent or future acquisitions (including integration risks with respect to Chaucer), and expenses incurred as a result of such acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal and new business rates in excess of loss trends, which typically outpace inflation rates, and the ability to increase new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk (which have significant impact on the market value of our investment portfolio); the impact of competition; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 43 of the Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income before interest expense and taxes, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. Segment income after taxes EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 80-82.

Segment income is net income, excluding interest expense on debt, federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments. Such gains and losses are excluded for purposes of presenting segment income since they are largely determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other Property and Casualty, and may be presented before or after interest expense. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of segment income and loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of segment income to income from continuing operations and net income for the three months and nine months ended September 30, 2012 and 2011 is set forth in the table at the end of this document and in the statistical supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings plc, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company ranks among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for 160 years. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four Property and Casualty operating segments: Commercial Lines, Personal Lines, Chaucer, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is a reconciliation from segment income (loss) to net income (loss)(11):

	Three months ended September 30				Nine months ended September 30
In millions, except per share amounts	2012		2011		2012		2011
	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Segment income (loss)
Commercial Lines	$8.1		$(22.5)		$32.6		$(29.6)
Personal Lines	14.7		(5.0)		54.5		2.5
Chaucer	42.0		19.9		97.3		19.9
Other Property & Casualty	(1.9)		(0.6)		(4.8)		1.5

Total	62.9		(8.2)		179.6		(5.7)

Interest expense on debt	(14.6)		(17.4)		(46.7)		(38.6)

Segment income (loss) before income taxes	48.3	$1.07	(25.6)	$(0.56)	132.9	$2.93	(44.3)	$(0.98)

Income tax (expense) benefit on segment income	(15.8)	(0.35)	6.8	0.15	(44.4)	(0.98)	13.0	0.29

Segment income (loss) after taxes	32.5	0.72	(18.8)	(0.41)	88.5	1.95	(31.3)	(0.69)

Non-Segment Items:
Net realized investment gains	5.0	0.11	8.2	0.18	4.7	0.10	24.9	0.55
Net loss from retirement of debt	—	—	(0.1)	—	—	—	(2.3)	(0.05)
Net costs related to acquired businesses	0.2	—	(1.9)	(0.04)	(2.2)	(0.05)	(15.7)	(0.35)
Loss on derivative instruments	—	—	(6.6)	(0.15)	—	—	(11.3)	(0.25)
Net foreign exchange gains (losses)	(0.3)	(0.01)	6.7	0.15	(0.3)	(0.01)	6.7	0.15
Income tax benefit on non-segment income	3.5	0.08	2.5	0.05	10.7	0.24	14.1	0.31

Income (loss) from continuing operations	40.9	0.90	(10.0)	(0.22)	101.4	2.23	(14.9)	(0.33)

Discontinued operations, net of taxes	(0.5)	(0.01)	—	—	9.5	0.21	2.0	0.05

Net income (loss)	$40.4	$0.89	$(10.0)	$(0.22)	$110.9	$2.44	$(12.9)	$(0.28)

Weighted average shares (4)		45.2		45.3		45.4		45.4

Footnotes

(1)	Pre-tax segment income (loss), segment income (loss) before interest expense and taxes, segment income (loss) after taxes and segment income (loss) after taxes per diluted share are non-GAAP measures. These measures are used throughout this document. The reconciliation of these measures to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 12 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	Prior periods were restated for the effect of the company’s adoption of the new Deferred Acquisition Cost (“DAC”) methodology on the balance sheet and income statement.
(4)	Weighted average shares outstanding and per diluted share amounts for the three months and nine months ended September 30, 2011 exclude common stock equivalents, since the impact of these instruments was anti-dilutive.
(5)	Nine months ended 2011 include the operations of Chaucer only starting July 1, 2011, the date of its acquisition by the company. Accordingly, nine-month current and prior periods are not directly comparable.
(6)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(7)	This is a non-GAAP measure, which is equal to the combined ratio excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(8)	Accumulated other comprehensive income.
(9)	Year-to-date 2012 includes a net benefit of $24.3 million, or $0.55 per share, related to the release of a deferred tax valuation allowance resulting from the implementation of certain tax planning strategies, partially offset by other tax-related items.
(10)	Primarily the exercise of employee stock options and vesting of restricted stock.
(11)	The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments without consideration of interest expense on debt and on a pre-tax basis. Segment income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.